EXHIBIT 10.53

                          PURCHASE AND SALE AGREEMENT


     This Purchase and Sale Agreement is dated as of the 1st day of December, 2000 by and among Home Properties of New York, L.P., a New York limited partnership, Conifer Realty Corporation, a Maryland corporation and Home Properties Management, Inc., d/b/a Conifer Construction, a Maryland corporation (collectively and jointly and severally, as their interests may appear, "Home Properties") and Conifer Realty, LLC, a newly formed New York limited liability company ("New Conifer").

     WHEREAS, Home Properties desires to sell certain tangible and intangible property used in connection with its single family and multifamily affordable housing development business in consideration for the receipt of the consideration set forth below; and

     WHEREAS, New Conifer wishes to acquire those assets in consideration for the payment of the consideration set forth below;

     NOW THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                                    ASSETS

     Subject to the terms and conditions set forth in this Agreement, Home Properties on the Closing Date (as hereinafter defined) shall sell, assign, transfer and deliver to New Conifer the assets described in Sections 1.1 through 1.3 below (the "Assets").

     1.1. Development Pipeline. All of Home Properties' right, title and interest in and to the development projects described in the attached Schedule 1.1A (the "Pipeline Projects") including but not limited to Home Properties' interests in any entities formed prior to the Closing Date (as hereinafter defined) to develop the Pipeline Projects (whether as general partner, manager, managing member, initial limited partner, initial member or the like and including the investments made in connection with those interests by Home Properties as set forth on Schedule 1.1B) and all consents, approvals, licenses and permits relating to the Pipeline Projects, Home Properties development agreements and related development documents and/or "designated developer status", if any, with respect to the Pipeline Projects; and Home Properties' right to any development or other fees accrued as of the Closing Date, including but not limited to the development fees receivable as set forth as the attached Schedule 1.1B or paid or accrued on or after the Closing Date as well as any deposits paid by Home Properties as set forth on Schedule 1.1B with respect to any of the Pipeline Projects. By accepting the Consideration (as hereinafter defined), Home Properties shall be deemed to have assigned to New Conifer all rights to any and all unpaid advances, income or fees relating to the Pipeline Projects, whether accrued or earned prior to or after the Closing Date.

     1.2 Personal Property. All of Home Properties' right, title and interest in and to the personal property described on Schedule 1.2 (the "Personal Property").

     1.3 Intangible Assets. All of the operational books, records and data (in all paper and electronic forms and media) of Home Properties relating to the Pipeline Projects, originals or copies of all of the records and files of Home Properties relating to the Employees (as hereinafter defined), the trade name "Conifer" and all goodwill relating thereto, including any and all rights to obtain trademarks and service marks with respect thereto (the "Intangible Assets").


                                  ARTICLE II

                                  LIABILITIES

     It is expressly understood and agreed that New Conifer does not, nor will it, assume or become liable for, any of the liabilities of Home Properties of any kind or nature at any time existing or asserted, whether fixed, contingent or otherwise, including without limitation accounts, notes and taxes payable, contractual obligations accrued prior to the Closing Date, union contracts, salaries, wages, severance or separation pay, or vacation, profit sharing, retirement, pension, bonus, hospitalization or other employee benefits or any unemployment or old age benefit taxes relating to Home Properties employees; PROVIDED, however, that New Conifer shall (i) assume, pay and perform all of Home Properties' obligations from and after the Closing Date with respect to the Pipeline Projects; (ii) assume, pay and perform all of Home Properties' obligations that relate to the period prior to the Closing Date with respect to the Pipeline Projects provided that one or more of the employees listed on the attached Schedule 2.0 (the "Executive Employees") had actual knowledge of such obligations and except to the extent that Home Properties is receiving payment for those obligations pursuant to Section 3.1 below; and (iii) assume certain obligations of Home Properties with respect to the Employees, as specifically set forth in Section 6.2. Home Properties covenants to pay and discharge, or make adequate provision for the payment and discharge of, all of Home Properties' liabilities, indebtedness, obligations, claims and losses not specifically assumed by New Conifer herein.

                                  ARTICLE III

                                 CONSIDERATION

     In consideration for the sale, assignment, transfer and delivery of the Assets by Home Properties to New Conifer, New Conifer shall pay to Home Properties the sum of $6,955,000 ("Consideration"), subject to adjustment, as described below. The consideration shall be paid to Home Properties by New Conifer as described in Sections 3.1 through 3.3 below and shall be allocated to the various portions of the Assets as set forth on Schedule 3.0. Such allocation shall be used by the parties for all tax purposes and filings, including without limitation, IRS Form 8594.

     3.1 Deferred Development in Progress Payment. $1,267,000 on a deferred basis for developments in progress as set forth on Schedule 3.1, to be paid by New Conifer on the earlier to occur of: (a) the date of the closing of the construction financing of the related project and in the amount listed next to the related project on Schedule 3.1; and (b) December 31, 2002 (the "Deferred Development in Progress Amount"). Payment of the Deferred Development in Progress Amount will be secured by a guaranty by New Conifer substantially in the form attached hereto as Exhibit A. New Conifer agrees that it shall periodically provide Home Properties with such reports as Home Properties may reasonably request to update Home Properties with respect to the status of the various projects described on Schedule 3.1.

     3.2 Promissory Note. $4,000,000 by execution by New Conifer of a Promissory Note substantially in the form attached hereto as Exhibit B (the "$4.0 Million Note"). Repayment of the $4.0 Million Note will be secured by a pledge by New Conifer and/or certain of its affiliates of limited partnership units in Home Properties of New York, L.P. ("OP Units") and/or common stock ("Common Stock") in Home Properties of New York, Inc. (the "REIT") having a value (using a per OP Unit and per share of Common Stock value of $30) of $4,000,000. The Pledge Agreement will be substantially in the form attached hereto as Exhibit C.

     3.3 Cash. $1,688,000.00 paid by New Conifer by wire transfer at Closing.

     3.4   Closing Adjustments.

           (a) The Deferred Development in Progress Amount shall be increased by any additional advances made by Home Properties with the prior consent of New Conifer in connection with the Pipeline Projects and decreased by the amount of any advances repaid or any development fees paid to Home Properties in connection with the Pipeline Projects between the date of this Agreement and the Closing Date. On the Closing Date, the parties shall amend Schedule 3.1 to reflect the then current balance of the Deferred Development in Progress Amount. Schedule 3.4 hereto sets forth the advances anticipated to be required to be made by Home Properties with respect to the Pipeline Projects between the date of this Agreement and the Closing Date.

           (b) With respect to any of the Pipeline Projects where title to real estate shall be transferred from Home Properties to New Conifer, current fiscal year real estate taxes and other charges shall be adjusted and pro-rated between the parties as of the Closing Date.

           (c) Any error in the calculation of adjustments as described in paragraphs (a) and (b) above shall be corrected subsequent to the Closing Date with appropriate credits to be given based upon corrected adjustments, provided, however, that the adjustments (except if errors are caused by misrepresentations) shall be final upon expiration of the sixtieth day after the Closing Date.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF NEW CONIFER

     New Conifer hereby represents and warrants to Home Properties as follows:

     4.1 Organization and Authorization. New Conifer is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of New York and has all the requisite power and authority to execute, deliver and perform its obligations under this Agreement; its execution, delivery and performance of its obligations under this Agreement do not result in any violation of, or conflict with, any term of its Articles of Organization, Operating Agreement, or other instrument to which it is bound or any law or regulation applicable to it; and its execution, delivery and performance of its obligations under this Agreement have been duly authorized by all necessary action on its behalf.

     4.2 Execution; Enforceability. New Conifer has duly and validly executed and delivered this Agreement, and, assuming due execution and delivery by Home Properties, this Agreement constitutes a valid and binding agreement enforceable against New Conifer in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally as at the time in effect and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

     4.3 General Warranty. No representation or warranty of New Conifer contained in this Agreement, nor any Schedule, statement or certificate furnished to or to be furnished by New Conifer to Home Properties pursuant to the terms hereof, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or fails or will fail to state a material fact necessary to make the statements contained or incorporated therein or herein not misleading.


                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF HOME PROPERTIES

     Home Properties hereby represents and warrants to New Conifer as follows:

     5.1 Organization and Authorization. Home Properties of New York, L.P. is a limited partnership duly organized, validly existing and in good standing under the laws of the State of New York, and Conifer Realty Corporation and Home Properties Management, Inc. are each corporations duly organized, validly existing, and in good standing under the laws of the State of Maryland; each of those entities has all requisite power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance of its obligations under this Agreement by each of those entities does not result in any violation of, or conflict with, any term of its limited partnership agreement charter, by-laws, or other instrument to which it is bound or any law or regulation applicable to it; and the execution, delivery and performance of its obligations under this Agreement by each of those entities have been duly authorized by all necessary action on its behalf.

     5.2 Execution; Enforceability. Each of the entities constituting Home Properties has duly and validly executed and delivered this Agreement and, assuming due execution and delivery by New Conifer, this Agreement constitutes a valid and binding agreement enforceable against Home Properties in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally as at the time in effect and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

     5.3 Absence of Restrictions. Except for agreements as to which one or more of the Executive Employees has actual knowledge, Home Properties has made no other agreement with any other party with respect to the sale or encumbrance of the Assets. The execution and delivery of this Agreement, and the consummation of the transactions provided hereunder, do not violate, conflict with, result in the breach of, or cause the acceleration of or default under any provision of any obligation, mortgage, lien, lease, loan agreement, other agreement, instrument, law, order, arbitration award, judgment, decree or any other restriction to which Home Properties is a party or by which Home Properties or the Assets are subject or bound. Other than any required consents as to which one or more Executive Employees have given Home Properties notice, Home Properties is not aware of any third party consents required in connection with the execution and delivery of this Agreement and the consummation of the transaction provided hereunder.

     5.4 Title to Personal Property. Except as set forth in Schedule 5.4 hereto, Home Properties has good, marketable and indefeasible title to all of the Personal Property, free and clear of all liabilities, mortgages, conditional sales agreements, security interests, leases, liens, pledges, encumbrances, restrictions, charges, claims or imperfections of title whatsoever. All of the title exceptions listed on Schedule 5.4 shall be released and/or resolved to the satisfaction of New Confer at or prior to the Closing Date.

     5.5 Litigation and Claims. To the best of Home Properties' knowledge, there is no litigation, proceeding, suit, action, controversy, investigation or claim in law or in equity (including proceedings by or before any governmental board or agency) existing, pending or threatened against Home Properties, any of the entities formed to develop the Pipeline Projects, any of the Pipeline Projects or regarding any of the Employees which might adversely affect the Assets, other than a dispute with an architect relating to the Pine Grove project.

     5.6 Governmental Compliance. Except for any failure to comply caused by the action or failure to act on the part of any of the Executive Employees and those other employees acting at the direction of the Executive Employees, Home Properties has complied in all material respects with all applicable laws, rules, regulations and orders of all federal, state and local authorities with respect to the Assets. To the best of its knowledge, Home Properties has not received any notice that it is claimed to be in default with respect to any judgment, order, injunction, decree, rule or regulation of any court, administrative agency or other governmental agency with respect to the Assets. Home Properties has not received any notice, official or otherwise, that any condemnation proceeding is contemplated or has been commenced against any of the premises comprising the Assets, or that the use thereof is in violation of any applicable building, zoning or other law or regulation.

     5.7 Labor Relations. Home Properties has complied with all applicable laws, rules and regulations relating to the employment of labor, including those related to wages, hours, payment of withholding taxes and those related to any and all of Home Properties pension, profit-sharing and fringe benefit programs. Home Properties has withheld all amounts required by law or agreement to be withheld from wages or salaries of its employees and is not liable for any arrearage of wages or any taxes or penalties for failure to comply with any of the foregoing, and will be responsible for funding Home Properties required contribution with respect to each of the Employees' participation in Home Properties' 401(K) plan through December 31, 2000.

     5.8 General Warranty. No representation or warranty of Home Properties contained in this Agreement, nor any Schedule, statement or certificate furnished to or to be furnished by Home Properties to New Conifer pursuant to the terms hereof, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or fails or will fail to state a material fact necessary to make the statements contained or incorporated therein or herein not misleading.

     5.9 No Other Representations or Warranties. Except as otherwise specifically set forth in this Agreement, Home Properties makes no representations or warranties to New Conifer, express or implied, and New Conifer agrees to acquire the Assets in their "as is" condition.

     5.10 Breaches Caused by Executive Employees. Home Properties shall not be deemed to have breached or to be in violation of any of the above representations and warranties to the extent that the breach or violation exists on the date of the execution of this Agreement and one or more of the Executive Employees has actual knowledge of the breach or violation or if after the date of the execution of this Agreement, any breach or violation is caused by the acts or failure to act on the part of one or more of the Executive Employees.


                                  ARTICLE VI

                             NEW CONIFER COVENANTS

     6.1 Assistance to Home Properties. New Conifer covenants and agrees that it shall cause its employees to lend their expertise and to expend their time and commitment to assist Home Properties in endeavoring to achieve the successful completion or resolution of certain projects to be retained by Home Properties and which are listed on the attached Schedule 6.1. Home Properties shall pay all costs and expenses in connection with New Conifer's efforts under this Section 6.1 and shall reimburse New Conifer for all of its travel and other out of pocket costs and expenses.

     6.2 Employees. New Conifer agrees, effective as of the Closing Date, to offer to employ the current employees of Home Properties listed on the attached
Schedule 6.2 (the "Employees") as employees of New Conifer with substantially the same or better compensation and benefits. From and after the Closing Date, the Employees shall be and remain employees at will of New Conifer under New York law, and this Section 6.2 shall not be construed as a contract of employment between New Conifer and any of the Employees. In addition, New Conifer agrees that on or prior to February 28, 2001, it shall make a cash or equivalent payment to each of the Employees listed on Schedule 6.2A the following amounts: (i) an amount equal to the amount set forth on the attached Schedule 6.2A, which is equal to the currently anticipated bonus that Home Properties would have paid to such Employee under its Incentive Compensation Plan for services performed in the year 2000, assuming that such Employee was paid 100% of the bonus pool allocated to him or her; (ii) plus the amount set forth on Schedule 6.2A hereto as the Special Bonus Amount.

     Home Properties will provide the Employees with health, life, disability and dental insurance coverage under its insurance policies through December 31, 2001, the cost of which will be reimbursed to Home Properties by New Conifer upon presentation of monthly statements for same.

     6.3 Release. New Conifer shall obtain the release of Home Properties from any and all liability relating to the obligation to issue Contingent OP Units to Community Investment Strategies, Inc. ("CIS") pursuant to a Contribution Agreement, dated July 30, 1999, between Home Properties and Community Investment Strategies ("CIS Contribution Agreement").

     6.4 Loan Repayment. New Conifer acknowledges and agrees to provide its Employees with notice prior to Closing that all loans made to such Employees by The Chase Manhattan Bank ("Chase") or Home Properties and its affiliates pursuant to Home Properties of New York, Inc.'s Director and Employee Stock Purchase Program will be due and payable to Chase or Home Properties, as appropriate, promptly after the Closing Date.

     6.5 Required Approvals. New Conifer covenants that it shall take the lead in seeking to obtain the consents and approvals required to consummate the transactions described in this Agreement, including but not limited to the necessary partner, lender and government agency approvals. New Conifer further covenants that it will seek those approvals on a best efforts basis. Home Properties covenants that it shall cause its employees to lend their expertise and to expend their time and commitment to assist New Conifer in endeavoring to obtain the required consents and approvals, including any consents or approvals not received by Closing.

     6.6 Repayment of Construction Loans. New Conifer agrees that prior to December 31, 2001 it shall repay or cause to be repaid the principal balance of the Promissory Note, dated December 1, 1999 in the original principal amount of $2,812,266 from Governeur Senior Housing Associates, L.P. to Home Properties. New Conifer shall on the Closing Date execute a Guaranty of the above obligation in substantially the form of EXHIBIT D attached hereto.

     6.7 Indemnification. New Conifer shall fully indemnify and hold harmless Home Properties, its directors, officers, members, managers, agents, employees, successors and assigns, as applicable, from and against and in respect of any and all liabilities, obligations, damages, losses and expenses, including claims of every kind and nature, whether accrued, absolute, contingent or otherwise, and including reasonable attorneys' fees and the costs of defense, incurred by any of them as a result, or by reason, of the breach, falsity or failure of any of New Conifer's representations, warranties, covenants or, as limited in the next sentence, undertakings contained in this Agreement, it being agreed by the parties hereto that the provisions of this indemnification shall survive the Closing Date. Notwithstanding the above, it is hereby agreed that New Conifer's undertakings with respect to the matters described in Section 6.1 and the related Schedule 6.1 as well as under the Memoranda of Understanding attached hereto as Exhibits E and F shall be limited as described therein.

                                  ARTICLE VII

                           HOME PROPERTIES COVENANTS

     7.1 Conifer Name. Home Properties agrees that it will change the name of one of its affiliates from Conifer Realty Corporation to a name that does not include Conifer, will discontinue the d/b/a "Conifer Construction" and that it will cease using the name "Conifer" as promptly after Closing as is practicable. New Conifer acknowledges that there are various promotional and other materials currently used by Home Properties that use the "Conifer" name and agrees that so long as Home Properties ceases to actively market any of its activities under the "Conifer" name and instead makes a good faith effort to wind down its use of existing Home Properties materials, Home Properties will not be in violation of the preceding sentence.

     7.2 Property Management. Home Properties agrees that it shall continue to manage the apartment communities listed on the attached SCHEDULE 7.2 under existing management agreements until and including December 31, 2001, unless such Agreements are terminated prior to that date according to their terms. In addition, Home Properties agrees that it will enter into an agreement to manage until no later than December 31, 2001, such of the Pipeline Projects as are occupied by residents prior to December 31, 2001, except with respect to properties located in New Jersey such management agreements will not extend beyond June 30, 2001. Such management agreements shall provide for a management fee to Home Properties of no less than 5% of gross rents.

     Home Properties agrees to terminate its management agreements for any commercial property it is managing on behalf of C.O.F., Inc. or Conifer Development, Inc. as of December 31, 2000 at no cost to Home Properties or New Conifer. As provided in the preceding paragraph, all other management agreements shall terminate between June 30, 2001 and December 31, 2001, as the case may be, notwithstanding the term of agreement otherwise specified therein. Home Properties, as managing agent, further agrees that it shall continue to provide property and casualty insurance under its master policy with respect to the apartment communities on Schedule 7.2, and shall provide similar insurance coverage for any of the Pipeline Projects upon execution of a management agreement for such Pipeline Project and through the effective date of termination of the applicable management agreements.

     7.3 Temporary Offices. Home Properties agrees that the Employees (and thus the offices of New Conifer) may remain in their current location in the Clinton Square Office Building free of rent until March 31, 2001. Rent shall include, but not be limited to, access to all common areas with respect to the premises, the cost of real property taxes, maintenance and insurance, parking for the Employees, utilities, receptionist, telephone and local telephone service, accounting, information systems use and access to network, software, servers, main frame, fax machines , copiers, access to mailroom, janitorial cleaning and maintenance of the premises.

     7.4 Transfer of Deposits. Home Properties agrees that, following the Closing and at the request of New Conifer, Home Properties shall transfer up to $10 million of the deposits that it holds to one financial institution identified by New Conifer, provided that such institution is legally qualified to hold such deposits and has procedures in place for record keeping, release of the deposits and interest rates that are reasonably acceptable to Home Properties. Home Properties further agrees that if it does transfer deposits as described above, it shall leave the deposits at the financial institution until at least December 31, 2002. Home Properties further agrees that, at the request of New Conifer, Home Properties shall continue to maintain up to $5 million of the deposits that it holds in one financial institution identified by New Conifer until at least December 31, 2005, after which time it shall be free to transfer the deposits to another financial institution.

     7.5 Line of Credit. Until December 31, 2002, Home Properties shall provide to New Conifer a $4.0 million line of credit ("Line of Credit") having the terms and conditions as described in the Credit Agreement and Credit Note attached hereto as EXHIBIT G (the "Line of Credit Documents"), which shall be executed by New Conifer on the Closing Date. Repayment of amounts outstanding under the Line of Credit Documents will be secured by a pledge by New Conifer and/or certain of its affiliates of OP Units and/or Common Stock having a value (using a per OP Unit or per share of Common Stock value of $30) of $4,000,000. The Pledge Agreement will be in substantially the form attached hereto as Exhibit H.

     7.6 Conduct of Business. Home Properties shall conduct its business with respect to the Assets pending the Closing in the normal and usual manner consistent with the successful operation thereof including but not limited to the payment of all bills submitted prior to the Closing Date and the making of advances as described in Section 3.4 of this Agreement and, without the prior approval of New Conifer (which approval shall not be unreasonably withheld or delayed), shall not make any change in the policies affecting the operation and conduct of such business nor to commence negotiations for, or enter into, any material or unusual contracts or agreements affecting such business or the Assets, extending beyond the Closing Date. Home Properties shall not be in default under this Section 7.6 if and to the extent that any of the Executive Employees while they are still Home Properties' employees act or fail to act in any manner that would otherwise cause Home Properties to violate this Section 7.6.

     7.7 RETENTION OF BUSINESS. Home Properties shall use and exert commercially reasonable efforts between the date hereof and Closing to keep and retain its business with respect to the Assets as a going business with present personnel and to provide New Conifer with such assistance and cooperation as may be requested or necessary to effect the orderly transfer of such business to New Conifer. Home Properties shall not be in default under this Section 7.7 if and to the extent that any of the Executive Employees while they are still Home Properties' employees act or fail to act in any manner that would otherwise cause Home Properties to violate this Section 7.7.

     7.8 Access. Home Properties shall allow the authorized personnel and agents of New Conifer to have access to any and all of the records and premises of Home Properties at all reasonable times between the date hereof and the Closing; to furnish New Conifer with all information concerning Home Properties' affairs as New Conifer may reasonably request; and to permit New Conifer to make extracts from, and copies of, all of Home Properties' tax returns, books, records, appraisals, files and other business records.

     7.9 Indemnification. Home Properties shall fully indemnify and hold harmless New Conifer, its directors, officers, members, managers, agents, employees, successors and assigns, as applicable, from and against and in respect of any and all liabilities, obligations, damages, losses and expenses, including claims of every kind and nature, whether accrued, absolute, contingent or otherwise, and including reasonable attorneys' fees and the costs of defense, incurred by any of them as a result, or by reason, of the breach, falsity or failure of any of Home Properties' representations, warranties, covenants or undertakings contained in this Agreement, including without limitation, (i) any impermissible encumbrances on the Assets; (ii) and the negligence and/or misconduct of Home Properties and any of its employees with respect to the Assets, including but not limited to, filing tax returns, conducting cost certifications, leasing residential units, certifying to governmental agencies, providing legal opinions and paying mortgage and/or transfer taxes, but excluding any negligence and/or misconduct by the Executive Employees. It is agreed by the Parties hereto that the provisions of this indemnification shall survive the Closing Date.

     7.10 Employees. Home Properties agrees on the Closing Date to pay to each of the Employees the cash value as of the Closing Date of their accrued vacation time resulting from their employment by Home Properties, as well as the amount of their bonuses deferred under Home Properties' Incentive Compensation Plan for the years 1998 and 1999. In addition, Home Properties agrees that any of the Employees who are residents as of the date of this Agreement at a Home Properties' community shall remain entitled to the 15% employee discount until the later to occur of: (i) the termination date of their lease; and (ii) June 30, 2001.

     7.11  Stock Benefit Plans.   All of the stock options issued to the
Employees pursuant to the stock benefit plans (the "Stock Benefit Plans") of Home Properties of New York, Inc. ("HME") that have vested prior to the Closing Date may be exercised by such Employees pursuant to the terms of the Stock
Benefit Plans until and including March 31, 2001.   All stock options issued
pursuant to the Stock Benefit Plans to Employees that have not vested prior to the Closing Date shall terminate and be of no further force and effect as of the Closing Date.

     7.12 Other Options. Home Properties shall grant New Conifer an option to purchase all of Home Properties' right, title and interest in the entities described on the attached Schedule 7.12A and in the real property described on the attached Schedule 7.12B, including in each case the right to receive all fees accrued but unpaid as of the date of this Agreement and all future fees pursuant to the Option Agreements attached hereto as Exhibits I, J and K.


                                 ARTICLE VIII

                             CONDITIONS TO CLOSING

     8.1 Conditions to New Conifer's Obligations. New Conifer's obligations to close under this Agreement shall be expressly contingent upon satisfaction of the following contingencies:

           (a) Representations and Warranties. Except as otherwise provided in Section 5.10, that the representations and warranties of Home Properties are true and correct as of the Closing Date.

           (b) Home Properties Actions. Except as otherwise provided in Sections 7.6 and 7.7, Home Properties shall have executed all instruments, performed all agreements and complied with all conditions and covenants required by this Agreement to be executed, performed or complied with by it prior to or on the Closing Date.

           (c) Delivery of Documents. Home Properties shall have delivered to New Conifer on or prior to the Closing Date such instruments of conveyance and assignment and other certificates, opinions and documents reasonably requested by New Conifer, in form and substance reasonably satisfactory to New Conifer and its legal counsel, to vest effectively in New Conifer good and marketable title to the Assets as required by this Agreement, and otherwise to carry out Home Properties' obligations under the terms and conditions of this Agreement, including all tax returns and accounting records, tenant records for the Pipeline Projects, all Employee records and all licenses, permits, construction contracts, architect's agreements and other development documents relating to the Assets.

           (d) Release from Lock-Up Letter. Home Properties shall have agreed in writing to a termination of the lock-up letter dated July 29, 1999, which limited the right of CIS to sell, transfer, assign or pledge its limited partnership interests in Home Properties.

           It is understood that the contingencies set forth in this  Section
8.1 are for New Conifer's benefit and may be waived by New Conifer at any time.

     8.2 Conditions to Home Properties' Obligations. Home Properties' obligations to close under this Agreement shall be expressly subject to the following contingencies:

           (a) New Conifer's Representations. The representations and warranties of New Conifer are true and correct on the Closing Date.

           (b) New Conifer's Actions. New Conifer shall have executed all instruments, performed all agreements and complied with all conditions required by this Agreement to be executed, performed or complied with by it prior to or on the Closing Date.

           (c) Delivery of Documents. New Conifer shall have delivered to Home Properties on or prior to the Closing Date such instruments of assumption and other certifications, opinions and documents, in form and substance reasonably satisfactory to Home Properties, as are required to carry out New Conifer's obligations under the terms and conditions of this Agreement.

           (d) Cash Payment. New Conifer shall have paid Home Properties the cash due it at Closing as set forth in Section 3.3.

           (e) Employment Agreements. Richard J. Crossed and Christiana Foglio shall each have agreed in writing to the termination of their respective employment agreements and shall have executed a full release in favor of Home Properties with respect to any obligations of Home Properties thereunder.

           (f) Contribution Agreements. The other parties to the CIS Contribution Agreement shall have executed a full release and waiver in favor of Home Properties with respect to any and all obligations of Home Properties under that agreement, including but not limited to Home Properties' obligation to issue contingent operating partnership units thereunder for prior, current and future years.

           (g) Directorship. Richard J. Crossed shall have submitted his written resignation as a director of Home Properties of New York, Inc.

           (h) Shares/Directorship of Conifer Realty Corporation. Richard J. Crossed shall have transferred to Home Properties or its designee his 16 shares in Conifer Realty Corporation in consideration for the receipt of $10,360 and shall have also resigned as a director and officer of Conifer Realty Corporation. Home Properties hereby agrees that it shall either: (i) simultaneously buy the shares of Conifer Realty Corporation owned by each of Norman and Nelson Leenhouts for the same consideration; or (ii) at the time it does so purchase those shares pay Richard J. Crossed the amount, if any, by which the amount paid by Home Properties to each of Norman and Nelson Leenhouts for their shares in Conifer Realty Corporation exceeds $10,360.

           (i) Resignation as Officers/Termination of Options. The Employees who are currently officers of HME and/or Conifer Realty Corporation shall have submitted their written resignations from their positions. In addition, such officers shall execute an acknowledgement that any options granted under the Stock Benefit Plans that have not vested prior to the Closing Date shall not vest as a result of a termination of employment but shall terminate and be of no further force and effect as of the Closing Date.

           (j) Louis Siegel. Louis Siegel shall have executed a full release in favor of Home Properties with respect to any obligations of Home Properties to Louis Siegel pursuant to consulting or similar agreements, whether written or oral.

           (k) Release and Waiver. Richard J. Crossed, C. Terence Butwid, Christiana Foglio and Timothy D. Fournier shall have executed a release and waiver in favor of Home Properties waiving any right to payment of any cash bonus that would have been paid to them under Home Properties Incentive Compensation Plan for Services performed in the year 2000 and releasing Home Properties for the payment of any such amount.

           (l) Release from Third Party Obligations. Home Properties shall have been released in writing from any and all guarantees and liabilities to all Third Parties (as hereinafter defined). If and to the extent that any such release has not been obtained by the Closing Date, then the Asset to which the release pertains shall be a Non-Transferred Asset (as defined below) subject to the provisions of Section 8.3(a).

     It is understood that the contingencies set forth in this Section 8.2 are for Home Properties' benefit and may be waived by Home Properties at any time.

     8.3 Mandatory Conditions. Neither Home Properties nor New Conifer shall have any obligations to close under this Agreement unless the following requirements have been satisfied:

           (a) Approvals. All approvals required from lenders, governmental agencies, partners and other entities or individuals (the "Third Parties") as may be required in order to effect the transactions contemplated herein shall have been obtained or otherwise dealt with as described in this Section 8.3(a). To the extent that all such consents and approvals are not obtained, only those Assets for which consents and approvals have been obtained shall transfer as of the Closing Date. The portion of the consideration allocated to those Assets not transferred ("Non Transferred Assets") as set forth on Schedule 3, shall be placed in escrow with Underberg and Kessler, and released from time to time upon receipt of such consents and approvals and transfer of the Non Transferred Assets by Home Properties to New Conifer pursuant to this Agreement. The funds held in escrow by the escrow agent shall be placed in an interest bearing account. Any interest earned shall, along with the consideration deposited in escrow, constitute the Escrow Fund. A portion of the Escrow Fund (including interest thereon) will be released to Home Properties from time to time upon receipt by the escrow agent of written notice from New Conifer that the Non-Transferred Assets have been transferred. The escrow agent shall have no obligation to inquire beyond such notice and shall not be liable to the parties hereto for release of the funds pursuant to such notice. The parties shall enter into an escrow agreement in form and substance reasonably acceptable to them.

           Home Properties will continue to conduct its business pursuant to
Section 7.6 above pending transfer of the Non-Transferred Assets provided that Home Properties shall not be required to make any additional advances. With respect to the Non-Transferred Assets, New Conifer shall cause its Employees to provide Home Properties with any and all appropriate and necessary assistance to continue the development and operation of such Non-Transferred Assets in a commercially reasonable manner consistent with past practices and at no cost to Home Properties.

           In the event that any necessary consent or approval is not obtained on or prior to June 30, 2001 or either party is notified prior to that date that the consent or approval will be denied, either party may terminate this Agreement as it relates only to those Assets for which consents and approvals are not obtained. In the event that this Agreement is so terminated, Home Properties will reimburse New Conifer for its third party expenses reasonably incurred in connection with the Non-Transferred Assets and the parties agree to work together to structure an arrangement or arrangements with respect to the Non-Transferred Assets that will not require the consent that was not forthcoming and that will result in the economic benefits and the business risks to Home Properties and Conifer being substantially the same as they would have been if the consent or approval had been given.

           (b) Purchase Agreement. Home Properties and New Conifer shall enter into an agreement whereby Home Properties will sell and New Conifer will purchase all of Home Properties' right, title and interest in the three parcels of land described in Schedule 8.3 (the "Additional Land"), pursuant to Exhibit
L. New Conifer may purchase individual or multiple parcels of the Additional Land at various times at New Conifer's discretion. New Conifer shall be obligated to purchase each remaining parcel of the Additional Land subject to the purchase agreement at December 31, 2002. The purchase price for each parcel of the Additional Land shall be paid in cash.

           (c) Development Rights. Home Properties and New Conifer shall have entered into the Memoranda of Understanding in substantially the forms attached hereto as Exhibit E and Exhibit F relating to the development by New Conifer of the Marwood single family property for a fee of $3,195,000 (subject to adjustments) and the Morningside Senior Housing Community for a fee of $300,000 (subject to adjustment).

           (d) ProceedingS. No actions or proceeding shall have been instituted or threatened before any court or governmental body to restrain or prohibit, or to obtain substantial damages as a result of, the consummation of the transactions contemplated by this Agreement.

ARTICLE IX

MISCELLANEOUS

     9.1 Costs. New Conifer shall pay all recording fees, including but not limited to mortgage recording fees, New Conifer's attorneys' fees, the costs of obtaining any desired binder or commitment from a title insurance company, the premium, if any, for a title insurance policy, sales or use taxes and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the purchaser of similar property. Home Properties shall pay any third party costs associated with obtaining the Third Party consents and approvals, the attorneys' fees, if any, incurred by it in connection with this transaction, transfer taxes, and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the seller of similar property.

     9.2 Closing Date. The closing shall occur on or prior to December 31, 2000, time being of the essence, on such date and at such time as shall be mutually agreed upon (the "Closing" or "Closing Date") with the closing to be effective as of the close of business on December 31, 2000.

     9.3 Failure to Close. By executing this Agreement, Richard J. Crossed agrees that if the transaction described in this Agreement fails to close on or before December 31, 2000 for any reason not the fault of Home Properties then he shall resign effective December 31, 2000 as an officer and employee of Home Properties and shall waive any and all rights under the Employment Agreement, dated January 1, 1996 between Home Properties and himself as subsequently amended, to severance and termination payments from Home Properties.

     9.4 Risk of Loss. The risk of loss or damage to all or part of Home Properties' interest in the Assets by fire or other casualty or by taking by eminent domain, until the Closing Date, shall be assumed by Home Properties and upon the happening of such event, New Conifer shall be entitled to Home Properties' share of insurance monies, collectible for such loss or damage, or the award for such taking by eminent domain.

     9.5 Brokerage Commissions. Home Properties and New Conifer represent and warrant, each to the other, that except as hereinafter set forth this Agreement and the transactions contemplated hereunder were brought about without the assistance of any broker, person or firm, and that no one is entitled to a commission, fee or payment of any kind relative to this Agreement or the transactions contemplated hereby. Mercury Partners acted as Home Properties' broker in connection with the transactions contemplated by this Agreement, and Home Properties agrees to pay all fees and expenses arising from said brokerage services in connection herewith. Buttrill & Associates acted as New Conifer's broker in connection with the transactions contemplated by this Agreement and New Conifer agrees to pay all fees and expenses arising from said brokerage services in connection herewith.

     9.6 Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the transfer of the Assets.

     9.7 Publicity and Confidentiality. No publicity shall be released by any Party hereto prior to the Closing Date concerning the execution of this Agreement and the transactions contemplated hereunder except as required by applicable law or with the consent of the other Party hereto, which shall not be unreasonably withheld or delayed. If for any reason the transactions provided for hereunder shall not be consummated, each Party hereto (a) shall return all confidential information which it received from any other Party hereto in the course of investigating and negotiating the transactions provided for hereunder and (b) shall not disclose to any third party any such confidential information; PROVIDED, however, that this provision shall be applicable only with respect to information which (a) was clearly identified as confidential by the furnishing Party when originally submitted and (b) was not then known or subsequently independently developed by the receiving party, nor subsequently rightfully obtained from a third party, nor then or subsequently publicly known or available.

     9.8 Assignment; Benefit. This Agreement and the rights of Home Properties and New Conifer hereunder may not be assigned by any party without the written consent of the other parties. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any person or entity which is not a party hereto.

     9.9 Notices. All notices given pursuant to any provision of this Agreement shall be in writing and shall be effective only if delivered personally, or sent by registered or certified mail, postage prepaid or sent by national overnight carrier, or sent by telecopier with confirmation of receipt to the addresses set forth below.

To Home Properties:   Home Properties of New York, L.P.
                      850 Clinton Square
                      Rochester, New York 14604
                      Attention:  Norman Leenhouts
                      Telecopier No.: (716) 232-3147
                      with a copy to Ann M. McCormick at the same address

To New Conifer:       850 Clinton Square
                      Rochester, New York 14604
                      Attention:  Richard J. Crossed
                      Telecopier No.: (716) 546-6192

with a copy to:       John Crowe, Esq.
                      Underberg & Kessler LLP
                      1800 Chase Square
                      Rochester, New York 14604
                      Telecopier No.: (716) 258-3203

     9.10 Applicable Law. This Agreement shall be construed and governed in accordance with the laws of the State of New York.

     9.11 Entire Agreement. This Agreement shall constitute the entire agreement between the parties, and any all prior understandings or agreements, whether written or oral, are hereby merged into this Agreement. This Agreement can not be modified except by a written instrument signed by the parties hereto.

     9.12 Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature. No course of dealing between or among any of the parties hereto will be deemed effective to modify, amend or discharge any part of this Agreement or the rights or obligations of any party hereunder.

     9.13 Partial Invalidity. If any provision of this Agreement shall be held by competent authority to be invalid or unenforceable, such provision shall be construed so as to be limited or reduced to be enforceable to the maximum extent compatible with the law as it shall then appear. The total invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

     9.14 Fair Meaning. This Agreement shall be construed according to its fair meaning, the language used shall be deemed the language chosen by the parties hereto to express their mutual intent, and no presumption or rule of strict construction will be applied against any party hereto.

     9.15. Binding Agreement. This Agreement shall not be binding or effective until properly executed by Home Properties and New Conifer.

     9.16 Release of Promissory Note/Line of Credit. If, on or before the Closing Date, New Conifer releases Home Properties from its obligations under this contract to provide the Promissory Note and Line of Credit, Home Properties will reduce the Consideration by $300,000, to be reflected as a reduction in Intangible Assets. If , on or before the Closing Date, Home Properties' obligations under the Promissory Note and/or the Line of Credit are reduced, the credit will be reduced proportionately (i.e. if the Promissory Note and Line of Credit are each reduced to $2,000,000, the Consideration (to be reflected as reduction in Intangible Assets) will be reduced by $150,000). Notwithstanding the foregoing, there shall be no reduction in the Consideration in the event that New Conifer releases Home Properties from its obligations, in whole or in part, under the Promissory Note and/or Line of Credit at any time after the Closing Date.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year fist written above.

                HOME PROPERTIES OF NEW YORK, L.P.
           By:  Home Properties of New York, Inc.

           By:  /s/ Nelson B. Leenhouts
                --------------------------
                Nelson B. Leenhouts, President


                CONIFER REALTY CORPORATION

           BY:  /s/ Richard J. Crossed
                /s/ Nelson B. Leenhouts


                HOME PROPERTIES MANAGEMENT, INC.
                d/b/a Conifer Construction

           BY:  /s/ Nelson B. Leenhouts
                -----------------------------


                CONIFER REALTY, LLC

           BY:  /s/ Richard J. Crossed
                -----------------------------
                Richard J. Crossed, President

For purposes of agreeing to Sections 8.2(e), (g), (h), (i) and (k)and 9.3 of the attached Purchase and Sale Agreement.

Date:  December 1, 2000               /s/ Richard J. Crossed
                                      -------------------------------
                                      Richard J. Crossed

The undersigned hereby agree to comply with the provisions of Sections 8.2 (i) and (k) of the attached Purchase and Sale Agreement as they pertain to the undersigned and further acknowledges and agrees to the other provision of the Agreement without in any way assuming any personal liability for the obligations of any party thereto.


December 1, 2000                      /s/ C. Terence Butwid
                                 --------------------------
                                 C. Terence Butwid

December 1, 2000                      /s/ Christiana Foglio
                                 --------------------------
                                 Christiana Foglio*


December 1, 2000                      /s/ Timothy D. Fournier
                                 --------------------------
                                 Timothy D. Fournier

*also agrees to provide the release as described in Sections 8.2(e) and 8.2(f).

SCHEDULES


1.1A Pipeline Projects
1.1B Pipeline Fees, Investments and Deposits
1.2. Personal Property
2.0  Executive Employees
3.0  Allocation of Purchase Price
3.1   Deferred Development in Progress Amounts
3.4  Anticipated Advances Prior to Closing
5.4  Title Imperfections
6.1  Development Projects to be Completed
6.2  New Conifer Employees
6.2A Employee Bonus Amounts
7.2 Multifamily Apartment Communities that Home Properties will Continue to Manage Until 12/31/01
7.12A      Entity Options
7.12B      Other Options
8.3  Additional Land

EXHIBITS

A Guaranty of New Conifer relating to Payment of Deferred Development in Progress Amount
B    $4.0 Million Promissory Note
C    Pledge Security Agreement to Secure $4.0 Million Note
D    Guaranty by New Conifer  of Construction Advances
E    Memorandum of Understanding Relating to Marwood Single Family
F    Memorandum of Understanding Relating to Morningside Senior Housing
G    Credit Agreement
H    Pledge Security Agreement to Secure Line of Credit
I    Option Agreement relating to Entity Interests
J    Option Agreement relating to Marwood Multifamily
K    Option Agreement relating to Ellis Hollow
L Purchase Agreement for the Purchase and Sale of Real Estate relating to Ithaca, Navesink and Patchogue

                             AMENDMENT NUMBER ONE
                                      TO
                          PURCHASE AND SALE AGREEMENT


     This Amendment Number One to the Purchase and Sale Agreement is dated as of the ___ day of December, 2000 by and among Home Properties of New York, L.P., a New York limited partnership, Conifer Realty Corporation, a Maryland corporation and Home Properties Management, Inc., d/b/a Conifer Construction, a Maryland corporation (collectively and jointly and severally, as their interests may appear, "Home Properties") and Conifer Realty, LLC, a newly formed New York limited liability company ("New Conifer").

     WHEREAS, Home Properties and Conifer entered into a Purchase and Sale Agreement, dated December 1, 2000 (the "Agreement") relating to the sale by Home Properties to Conifer of certain tangible and intangible property used in connection with Home Properties' single family and multifamily affordable housing development business; and

     WHEREAS, the parties wish to amend certain of the provisions of the Agreement;

     NOW THEREFORE, the parties hereto agree as follows:


1. Definitions. All capitalized terms used herein and not defined shall have the meaning give them in the Agreement and the exhibits and schedules thereto.

2. Consideration. In consideration for the payment by New Conifer of cash in lieu of the $4.0 Million Note and the change in the terms of the Line of Credit as described below, the Consideration is hereby adjusted to $6,655,000.
Schedule 3.0 of the Agreement is hereby amended to reflect the value of the Intangible Property as being $236 (in thousands) and to change the total value to $6,655 (in thousands).

3. Promissory Note. Section 3.2 of the Agreement is hereby eliminated in its entirety, including the elimination of Exhibits B and C.

4. Cash. Section 3.3 of the Agreement is hereby revised to increase the amount to be paid by New Conifer by wire transfer at Closing to $5,388,000.

5. Line of Credit. Section 7.5 of the Agreement is hereby amended to reflect that the Line of Credit shall be in the amount of $2.0 million instead of $4.0 million. The Line of Credit Documents shall be similarly amended to reflect the above change as well as an agreed upon change in the interest rate on the Loans from Prime plus 1% to 12.0%. In addition, Exhibit H of the Agreement shall be revised to eliminate the substitution of collateral provisions.

6. Elimination of Section 9.16. Section 9.16 of the Agreement shall be deleted in its entirety and the following shall be substituted in its place:

     "9.16   Language in Assignments.  In the event of any conflict between any of the assignments and related documents executed by the parties in connection with the closing of the transaction described in the Agreement and Article II of the Agreement, Article II shall control."

7. Miscellaneous. As amended hereby, the Agreement shall remain in full force and effect.

                      HOME PROPERTIES OF NEW YORK, L.P.
                By:   Home Properties of New York, Inc.


                By:   _______________________________

                Title:     _______________________________



                      CONIFER REALTY CORPORATION


                By:   _______________________________

                Title:     _______________________________


                      HOME PROPERTIES MANAGEMENT, INC.
                      d/b/a Conifer Construction


                By:   _______________________________

                Title:     _______________________________


                      CONIFER REALTY, LLC


                By:   /s/ Richard J. Crossed
                      -----------------------------
                      Richard J. Crossed, President

                             AMENDMENT NUMBER TWO
                                      TO
                          PURCHASE AND SALE AGREEMENT


     This Amendment Number Two to the Purchase and Sale Agreement is dated as of the 28th day of December, 2000 by and among Home Properties of New York, L.P., a New York limited partnership, Home Properties Resident Services, Inc. (formerly Conifer Realty Corporation), a Maryland corporation and Home Properties Management, Inc., formerly d/b/a Conifer Construction, a Maryland corporation (collectively and jointly and severally, as their interests may appear, "Home Properties") and Conifer Realty, LLC, a newly formed New York limited liability company ("New Conifer").

     WHEREAS, Home Properties and Conifer entered into a Purchase and Sale Agreement, dated as of December 1, 2000, as amended (together, the "Agreement") relating to the sale by Home Properties to Conifer of certain tangible and intangible property used in connection with Home Properties' single family and multifamily affordable housing development business; and

     WHEREAS, the parties wish to amend certain of the provisions of the Agreement;

     NOW THEREFORE, the parties hereto agree as follows:


1. Definitions. All capitalized terms used herein and not defined shall have the meaning give them in the Agreement and the exhibits and schedules thereto.

2. Schedules and Exhibits. Schedule 1.1B, Schedule 2.0, Schedule 3, Schedule 3.1, Schedule 6.2 and Schedule 6.2A and Schedule 7.12A attached hereto shall be substituted for the schedules bearing the same designation as attached to the Agreement. In addition, the operative agreements in the form executed today as modified from the exhibits attached to the Agreement as Exhibit A, Exhibit D, Exhibit E, Exhibit F, Exhibit G, Exhibit I, Exhibit J, Exhibit K and Exhibit L shall be deemed to be the exhibits to the Agreement. The Pledge Security Agreement attached to the Agreement as Exhibit H is now Exhibit C to the Credit Agreement.

3. Deferred Development in Progress Payment. The Deferred Development in Progress Amount shall be amended to $1,671,000 from $1,267,000. In addition, in the event that New Conifer exercises its option to purchase Home Properties' interest in Leland Gardens, the Development in Progress Amount will, on the date of the purchase, begin to bear interest at the LIBOR Rate plus 1%. The "LIBOR Rate" means the rate appearing on page 3750 of the Telerate Service (or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such Service or if such page or service cases to display such information from such other service or method as the Seller may select) at approximately 11:00 a.m., London time, two business days prior to the commencement of an Interest Period, as the rate for dollar deposits with a maturity comparable to an Interest Period. Each Interest Period shall be a calendar month. In addition, if an to the extent that any Deferred Development in Progress Amount has not been paid on the date when due, the unpaid amount shall bear interest at a default rate of the LIBOR Rate plus 4%. In the event that the Development in Progress Amount shall bear interest as provided above, the interest at the applicable rate shall be due and payable to Home Properties on the first day of each month.

4. Consideration. The Consideration is hereby amended to $6,821,000 from $6,655,000.

5. Cash. Section 3.3 of the Agreement is hereby revised to decrease the amount to be paid by New Conifer by wire transfer at Closing to $5,150,000.

6. Property Management. Notwithstanding the provisions of Section 7.2 of the Agreement, Home Properties and New Conifer agree that Home Properties' management agreement with respect to the Pinehurst property will terminate on March 31, 2001 at which time New Conifer will begin to manage that property.
In addition, New Conifer and Home Properties agree that commencing on January 1, 2001, the fee to be paid to Home Properties with respect to the Riverton vacant land shall increase from 6% to 10% of gross receipts from the sale of lots and the related management agreement shall be amended by the parties thereto to provide for such an increase.

7. Employees. Section 7.10 of the Agreement shall be amended to delete the obligation of Home Properties to pay to each of the Employees the amount of their bonuses deferred under the Home Properties' Incentive Compensation Plan for the years 1998 and 1999. It shall be a condition to Closing that the Executive Employees (except for Vince Cangelosi and Terry Reed) provide a written waiver of the right to receive any such payments.

8. Default on or Amendment of M&T Facilities. The following Section 9.17 shall be added to the Agreement.

     "9.17      Default on M&T Facility.  It shall be a material default on the part on New Conifer under this Agreement as well as the other documents and agreements executed by new Conifer in connection with the transactions described in this Agreement if: (a) an Event of Default as defined in the General Subordination Agreement executed by Home Properties in connection with the Loan Facilities (as defined below) shall occur; or (b) New Conifer and/or any of the Executive Employees shall enter into any material amendment to the documentation executed by New Conifer and/or the Executive Employees relating to loan facilities (the "Loan Facilities") provided to New Conifer by Manufacturers and Traders Trust Company without the prior written approval of Home Properties, which shall not be unreasonably withheld or delayed provided that any such amendment does not negatively impact the likelihood of payment to Home Properties of all amounts owed to it pursuant to this Agreement and the documents and agreements executed in connection with the transaction described in this Agreement. In the event that New Conifer and/or any of the Executive Employees violate the requirement of subparagraph (b) above, all sums owed to Home Properties pursuant to this Agreement and the documents and agreements executed in connection with the transaction described in this Agreement shall become immediately due and payable."

9. Miscellaneous. The covenants and agreements contained in this Agreement shall continue beyond the closing of the transaction described herein. As amended hereby, the Agreement shall remain in full force and effect.


                      HOME PROPERTIES OF NEW YORK, L.P.
                By:   Home Properties of New York, Inc.


                By:   /s/ David P. Gardner
                      ----------------------------------
                Title: Senior Vice President


                      HOME PROPERTIES RESIDENT SERVICES, INC.
                      (FORMERLY CONIFER REALTY CORPORATION)


                By:   /s/ David P. Gardner
                      ----------------------------------
                Title: Vice President


                      HOME PROPERTIES MANAGEMENT, INC.
                      formerly d/b/a Conifer Construction


                By:   /s/ David P. Gardner
                      -----------------------------------
                Title: Vice President


                      CONIFER REALTY, LLC


                By:   /s/ Richard J. Crossed
                      ----------------------------
                      Richard J. Crossed, President